Exhibit 99.1

Avnet, Inc.
2211 South 47th Street
Phoenix, AZ 85034
PRESS RELEASE

October 16, 2002

Avnet Addresses Debt-Related Inquiries

by Posting FAQs to its Web Site

Avnet, Inc. (NYSE: AVT) announced this morning that it has posted to the Company’s investor relations Web site responses to inquiries relating to the Company’s current debt and liquidity position and its amended multi-year syndicated bank credit facility, which was filed with the Securities and Exchange Commission on Form 8-K on October 10, 2002. Posted at www.ir.avnet.com/liquidity, the Company provides an outline of frequently asked questions (FAQs) received over the past several days, with responses from Avnet’s management.

Commenting on this action, Ray Sadowski, Avnet’s Chief Financial Officer, stated: “We have received a number of questions regarding the amended multi-year credit facility as well as our accounts receivable securitization program and we want to be responsive to these inquiries. The most frequent question we’ve received addresses Avnet’s ability to access its available lines of credit to retire maturing debt balances coming due in calendar year 2003. Although it is not currently our intent to use the available lines of credit to fund the payment of outstanding bond obligations, we are not restricted from doing so.”

Avnet maintains a strong commitment to provide all current and prospective investors access to important information about our Company. Please visit Avnet’s investor relations Web site at www.ir.avnet.com to review the FAQs, Avnet’s 8-K filing, and other investor relations information. You may also contact Avnet’s investor relations team at investorrelations@avnet.com.

Company Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s investor relations Web site is located at www.ir.avnet.com.

Contact:

John. J. Hovis
Vice President and Director, Investor Relations
480-643-7053
investorrelations@avnet.com

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